Exhibit 99
Eaton Reports Record Fourth Quarter 2024 Results, with Strong Orders and Backlog Growth, and Issues Guidance on 2025 Outlook

•Fourth quarter earnings per share of $2.45, a fourth quarter record and up 4% over 2023, and record fourth quarter adjusted earnings per share of $2.83, up 11% over 2023

•Record segment margins of 24.7%, 190 basis points above the fourth quarter of 2023

•Strong backlog growth of 27% in Electrical and 16% in Aerospace

•Order growth of 16% in Electrical Americas with 1.2 book-to-bill ratio on a rolling twelve-month basis

•For full year 2024, record earnings per share of $9.50 with 8% organic growth and record adjusted earnings per share of $10.80, up 18% over 2023

•For full year 2025, earnings per share expected to be between $10.60 and $11.00, up 14% at the midpoint over 2024, and adjusted earnings per share expected to be between $11.80 and $12.20, up 11% at the midpoint over 2024

DUBLIN — January 31, 2025 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that fourth quarter 2024 earnings per share were $2.45, a fourth quarter record and up 4% over the fourth quarter of 2023. Excluding charges of $0.22 per share related to intangible amortization, $0.14 per share related to a multi-year restructuring program, and $0.02 per share related to acquisitions and divestitures, adjusted earnings per share of $2.83 were a fourth quarter record and up 11% over the fourth quarter of 2023.

Sales in the quarter were $6.2 billion, a fourth quarter record and up 5% from the fourth quarter of 2023. Organic sales were up 6%, which was partially offset by 1% from negative currency translation. Hurricane Helene and labor strikes in the aerospace industry negatively impacted sales by approximately $80 million, or 130 basis points.

Segment margins were 24.7%, a quarterly record, above the high end of the latest guidance range and a 190-basis point improvement over the fourth quarter of 2023.

Operating cash flow was $1.6 billion and free cash flow was $1.3 billion, both quarterly records and up 23% and 27%, respectively, over the same period in 2023.

Craig Arnold, Eaton chairman and chief executive officer, said, “Once again, we delivered on our commitments in the quarter, reporting record segment margins and strong earnings per share. We continue to see positive market activity with orders at high levels and ongoing backlog strength."

For the full year 2024, sales were a record $24.9 billion, up 7% from 2023. Organic sales were up 8%, which was partially offset by 1% from negative currency translation.

Segment margins of 24.0% for 2024 were a record and above the high end of the latest guidance range. This represents a 200-basis point improvement over the full year 2023.

Earnings per share for 2024 were a record $9.50. Excluding charges of $0.84 per share related to intangible amortization, $0.40 per share related to a multi-year restructuring program, and $0.06 per share related to acquisitions and divestitures, adjusted earnings per share were a record $10.80, up 18% over 2023.

Operating cash flow for 2024 was $4.3 billion and free cash flow was $3.5 billion, both records and up 19% and 23%, respectively, over the same period in 2023.

On full year results, Arnold continued, “Our strong performance in 2024 was a result of robust demand and our team's successful execution. We're confident in that continued momentum into 2025 as Eaton is in a unique position to deliver differentiated performance amid powerful megatrends driving higher growth in our markets."

Guidance

For the full year 2025, the company is issuing the following guidance:
•Organic growth of 7-9%
•Segment margins of 24.4-24.8%
•Earnings per share between $10.60 and $11.00, up 14% at the midpoint over the prior year
•Adjusted earnings per share between $11.80 and $12.20, up 11% at the midpoint over the prior year

For the first quarter of 2025, the company anticipates:
•Organic growth of 5.5-7.5%
•Segment margins of 23.7-24.1%
•Earnings per share between $2.30 and $2.40
•Adjusted earnings per share between $2.65 and $2.75

Business Segment Results

Sales for the Electrical Americas segment were a fourth quarter record $2.9 billion, up 9% from the fourth quarter of 2023, driven entirely by organic sales growth. Operating profits were a record $918 million, up 20% over the fourth quarter of 2023. Operating margins in the quarter were a record 31.6%, up 310 basis points over the fourth quarter of 2023.

The twelve-month rolling average of orders in the fourth quarter was up 16% organically. Backlog at the end of December remained at record levels, up 29% organically over December 2023.

Sales for the Electrical Global segment were a fourth quarter record $1.6 billion, up 4% from the fourth quarter of 2023. Organic sales were up 5.5%, which was partially offset by 1.5% from negative currency translation. Operating profits were $277 million and operating margins in the quarter were 17.7%.

The twelve-month rolling average of orders in the fourth quarter was up 4% organically. Backlog at the end of December was up 16% organically over December 2023.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at 1.1.

Aerospace segment sales were a record $971 million, up 9% from the fourth quarter of 2023, driven entirely by organic sales growth. Operating profits were a fourth quarter record $222 million, up 11% over the fourth quarter of 2023, and operating margins in the quarter were 22.9%, up 50 basis points over the fourth quarter of 2023.

The twelve-month rolling average of orders in the fourth quarter was up 10% organically. The backlog at the end of December was up 16% organically over December 2023. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Vehicle segment posted sales of $647 million, down 10% from the fourth quarter of 2023, driven by organic sales decline of 7% and negative currency translation of 3%. Operating profits were $122 million and operating margins were a fourth quarter record 18.8%, up 90 basis points over the fourth quarter of 2023.

eMobility segment sales were $147 million, down 11% over the fourth quarter of 2023, driven by organic sales decline of 10% and negative currency translation of 1%. The segment recorded an operating profit of $3 million and operating margins in the quarter were 1.8%.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of nearly $25 billion in 2024, the company serves customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full year 2025 earnings per share, adjusted earnings per share, organic growth and segment margins; as well as anticipated multi-year restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended December 31, 2024, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2024	2023	2024	2023
Net sales	$6,240	$5,967	$24,878	$23,196

Cost of products sold	3,811	3,732	15,375	14,762
Selling and administrative expense	1,003	956	4,077	3,795
Research and development expense	201	201	794	754
Interest expense - net	42	27	130	151
Other expense (income) - net	16	(37)	(64)	(93)
Income before income taxes	1,167	1,088	4,566	3,827
Income tax expense	195	141	768	604
Net income	972	947	3,798	3,223
Less net income for noncontrolling interests	(1)	(1)	(4)	(5)
Net income attributable to Eaton ordinary shareholders	$971	$946	$3,794	$3,218

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.45	$2.35	$9.50	$8.02
Basic	2.46	2.37	9.54	8.06

Weighted-average number of ordinary shares outstanding
Diluted	396.0	401.8	399.4	401.1
Basic	394.1	399.6	397.6	399.1

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$971	$946	$3,794	$3,218
Excluding acquisition and divestiture charges (income), after-tax	9	(15)	26	39
Excluding restructuring program charges, after-tax	56	9	160	46
Excluding intangible asset amortization expense, after-tax	84	83	335	353
Adjusted earnings	$1,120	$1,024	$4,314	$3,657

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.45	$2.35	$9.50	$8.02
Excluding per share impact of acquisition and divestiture charges (income), after-tax	0.02	(0.04)	0.06	0.10
Excluding per share impact of restructuring program charges, after-tax	0.14	0.02	0.40	0.11
Excluding per share impact of intangible asset amortization expense, after-tax	0.22	0.22	0.84	0.89
Adjusted earnings per ordinary share	$2.83	$2.55	$10.80	$9.12
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2024	2023	2024	2023
Net sales
Electrical Americas	$2,905	$2,672	$11,436	$10,098
Electrical Global	1,569	1,512	6,248	6,084
Aerospace	971	895	3,744	3,413
Vehicle	647	723	2,790	2,965
eMobility	147	165	662	636
Total net sales	$6,240	$5,967	$24,878	$23,196

Segment operating profit (loss)
Electrical Americas	$918	$763	$3,455	$2,675
Electrical Global	277	284	1,149	1,176
Aerospace	222	200	859	780
Vehicle	122	129	502	482
eMobility	3	(16)	(7)	(21)
Total segment operating profit	1,542	1,360	5,959	5,093

Corporate
Intangible asset amortization expense	(107)	(107)	(425)	(450)
Interest expense - net	(42)	(27)	(130)	(151)
Pension and other postretirement benefits income	10	13	40	46
Restructuring program charges	(70)	(11)	(202)	(57)
Other expense - net	(166)	(141)	(675)	(654)
Income before income taxes	1,167	1,088	4,566	3,827
Income tax expense	195	141	768	604
Net income	972	947	3,798	3,223
Less net income for noncontrolling interests	(1)	(1)	(4)	(5)
Net income attributable to Eaton ordinary shareholders	$971	$946	$3,794	$3,218
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2024	December 31, 2023
Assets
Current assets
Cash	$555	$488
Short-term investments	1,525	2,121
Accounts receivable - net	4,619	4,475
Inventory	4,227	3,739
Prepaid expenses and other current assets	874	851
Total current assets	11,801	11,675

Property, plant and equipment - net	3,729	3,530

Other noncurrent assets
Goodwill	14,713	14,977
Other intangible assets	4,658	5,091
Operating lease assets	806	648
Deferred income taxes	609	458
Other assets	2,066	2,052
Total assets	$38,381	$38,432

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$—	$8
Current portion of long-term debt	674	1,017
Accounts payable	3,678	3,365
Accrued compensation	670	676
Other current liabilities	2,835	2,680
Total current liabilities	7,857	7,747

Noncurrent liabilities
Long-term debt	8,478	8,244
Pension liabilities	741	768
Other postretirement benefits liabilities	164	180
Operating lease liabilities	669	533
Deferred income taxes	275	402
Other noncurrent liabilities	1,667	1,489
Total noncurrent liabilities	11,994	11,616

Shareholders’ equity
Eaton shareholders’ equity	18,488	19,036
Noncontrolling interests	43	33
Total equity	18,531	19,069
Total liabilities and equity	$38,381	$38,432
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2024 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's first quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2025 is as follows:

	Three months ended March 31, 2025	Year ended December 31, 2025
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.30 - $2.40	$10.60 - $11.00
Excluding per share impact of acquisition and divestiture charges, after tax	0.01	0.04
Excluding per share impact of restructuring program charges, after tax	0.13	0.32
Excluding per share impact of intangible asset amortization expense, after tax	0.21	0.84
Adjusted earnings per ordinary share	$2.65 - $2.75	$11.80 - $12.20

Reconciliations of operating cash flow to free cash flow are as follows:

	Three months ended December 31
(In millions)	2024	2023
Operating cash flow	$1,597	$1,298
Capital expenditures for property, plant and equipment	(255)	(243)
Free cash flow	$1,342	$1,055

	Year ended December 31
(In millions)	2024	2023
Operating cash flow	$4,327	$3,624
Capital expenditures for property, plant and equipment	(808)	(757)
Free cash flow	$3,518	$2,867

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES
Acquisition of a 49% stake in NordicEPOD AS
On May 31, 2024, Eaton acquired a 49 percent stake in NordicEPOD AS, which designs and assembles standardized power modules for data centers in the Nordic region. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Exertherm
On May 20, 2024, Eaton acquired Exertherm, a U.K.-based provider of thermal monitoring solutions for electrical equipment. Exertherm is reported within the Electrical Americas business segment.
Acquisition of a 49% stake in Jiangsu Ryan Electrical Co. Ltd.
On April 23, 2023, Eaton acquired a 49 percent stake in Jiangsu Ryan Electrical Co. Ltd., a manufacturer of power distribution and sub-transmission transformers in China. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Green Motion SA
On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $106 million, including $49 million of cash paid at closing and an initial estimate of $57 million for the fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in revenue estimates and discount rates, with a maximum possible undiscounted value of $113 million. As of December 31, 2024, the fair value of the contingent future payments has been reduced to $6 million based primarily on lower revenue in 2023 and 2024 compared to the initial estimates at closing. This reduction is presented in Other expense (income) - net on the Consolidated Statements of Income.

Note 3. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2024	2023	2024	2023
Acquisition integration, divestiture charges and transaction costs (income)	$13	$(14)	$36	$54
Income tax benefit	4	1	10	15
Total after income taxes	$9	$(15)	$26	$39
Per ordinary share - diluted	$0.02	$(0.04)	$0.06	$0.10
Acquisition integration, divestiture charges and transaction costs are primarily related to acquisitions completed prior to 2023, including other charges and income to acquire and exit businesses, and the reduction in fair value of contingent future consideration from the Green Motion SA acquisition. Costs in 2023 also included certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES
In the second quarter of 2020, Eaton initiated a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to initially respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company incurred expenses of $199 million for workforce reductions and $184 million for plant closing and other costs, resulting in total charges of $382 million through December 31, 2023. This restructuring program was substantially complete at the end of 2023 and mature year benefits from the program of approximately $265 million were realized in 2024.
During the first quarter of 2024, Eaton implemented a new multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Restructuring charges incurred under this program were $202 million in 2024. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $183 million and plant closing and other costs of $90 million, resulting in total estimated charges of $475 million for the entire program. The Company expects mature year benefits of $375 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2024	2023	2024	2023
Workforce reductions	$42	$2	$120	$19
Plant closing and other	28	9	83	38
Total before income taxes	70	11	202	57
Income tax benefit	14	2	43	11
Total after income taxes	$56	$9	$160	$46
Per ordinary share - diluted	$0.14	$0.02	$0.40	$0.11

Restructuring program charges related to the following segments:

	Three months ended December 31		Year ended December 31
(In millions)	2024	2023	2024	2023
Electrical Americas	$4	$2	$12	$5
Electrical Global	18	4	88	26
Aerospace	2	2	9	5
Vehicle	8	2	40	6
eMobility	22	—	25	7
Corporate	16	2	29	8
Total charges	$70	$11	$202	$57
These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) – net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2024	2023	2024	2023
Intangible asset amortization expense	$107	$107	$425	$450
Income tax benefit	23	23	91	98
Total after income taxes	$84	$83	$335	$353
Per ordinary share - diluted	$0.22	$0.22	$0.84	$0.89

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558